Exhibit 99.1

Intensity Therapeutics Appoints Joseph Talamo, CPA, as Chief Financial Officer

Mr. Talamo brings over 25 years of experience leading financial strategies to support both publicly traded and privately held, development and commercial stage biopharmaceutical companies

SHELTON, CT, December 12, 2023 – Intensity Therapeutics, Inc. (Nasdaq: INTS), a clinical-stage biotechnology company focused on the discovery and development of proprietary, novel immune-based intratumoral cancer therapies designed to kill tumors and increase immune system recognition of cancers, today announced the appointment of Joseph Talamo as Chief Financial Officer (CFO). Mr. Talamo will be working at Intensity headquarters as a full time employee. An accomplished executive with more than 25 years of leadership experience in the biotechnology space, Mr. Talamo most recently served as Senior Vice President and Chief Financial Officer of HiberCell. Mr. John Wesolowski will remain as the Company’s Principal Accounting Officer and Controller.

“I am delighted to welcome Joe to Intensity, his wealth of experience as a biotechnology executive and track record of success in leading financial operations will prove invaluable as we transition to a late-stage clinical company,” said Lewis H. Bender, President and Chief Executive Officer of Intensity. “I look forward to leveraging his versatile experience as we pursue our goal of treating solid tumors with our lead asset INT230-6.”

As CFO, Mr. Talamo will develop and implement Intensity’s financial strategies and lead financial reporting, finance corporate development, strategy and investor relations efforts while supporting the Company’s overall business goals. Most recently, Mr. Talamo served as the CFO of HiberCell, building the financial and accounting function, and overseeing the evaluation of financing and strategic initiatives. Prior to HiberCell, Mr. Talamo spent ten years at Caladrius Biosciences, a clinical-stage biotech company dedicated to the development of cellular therapies, most recently serving as CFO. Before his tenure at Caladrius Biosciences, Mr. Talamo served as Vice President and Corporate Controller for OSI Pharmaceuticals. Mr. Talamo holds an MBA in Finance and a BBA in Accounting from Hofstra University. He also is a CPA registered in New York.

“I am thrilled to join Intensity at this pivotal time in the Company’s evolution as its lead candidate INT230-6 is anticipated to enter a Phase 3 clinical trial,” said Mr. Talamo. “Intensity’s novel intratumoral delivery technology is at the forefront of innovation. I look forward to working closely with the team to advance Intensity’s financial strategy and further its mission to improve the lives of patients who are impacted by the debilitating effects of cancer.”

About INT230-6

INT230-6, Intensity's lead proprietary investigational product candidate, is designed for direct intratumoral injection. INT230-6 was discovered using Intensity's proprietary DfuseRx℠ technology platform. The drug is composed of two proven, potent anti-cancer agents, cisplatin and vinblastine, and a penetration enhancer molecule (SHAO) that helps disperse potent cytotoxic drugs throughout tumors for diffusion into cancer cells. These agents remain in the tumor resulting in a favorable safety profile. In addition to local disease control, direct killing of the tumor by INT230-6 releases a bolus of neoantigens specific to the patient's malignancy, leading to engagement of the immune system and systemic anti-tumor effects. Importantly, these effects are mediated without immunosuppression that so often occurs with systemic chemotherapy.

About Intensity Therapeutics

Intensity Therapeutics is a late-stage biotechnology company that applies novel engineered chemistry to turn "cold" tumors "hot" by enabling its aqueous cytotoxic-containing drug product, INT230-6, to mix and saturate the dense, high-fat pressurized environment of the tumor. As a result of the saturation, Intensity's clinical trials have demonstrated the ability of INT230-6 to kill tumors and elicit an adaptive immune response within days of injection, representing a truly novel approach to cancer cell death that holds the potential to shift the treatment paradigm and turn many deadly cancers into chronic diseases. For more information about the Company, including publications, papers and posters about its novel approach to cancer therapeutics, visit www.intensitytherapeutics.com. INT230-6 has completed enrollment of over 200 patients in two phase 2 and phase 1 dose escalation clinical trials (NCT03058289 and NCT04781725) with various advanced solid tumors; IT-01 in metastatic disease, and IT-02 the INVINCIBLE study, in presurgical breast cancer. The Company partnered with Merck Sharpe & Dohme (Merck) to evaluate the combination of INT230-6, Intensity's lead product candidate, and KEYTRUDA® (pembrolizumab), Merck's anti-PD-1 (programmed death receptor-1) therapy, in patients with advanced pancreatic, colon, squamous cell and bile duct malignancies. The Company also partnered with Bristol-Myers Squibb to evaluate the combination of INT230-6 with Bristol-Myers Squibb's anti-CTLA-4 antibody, ipilimumab, in patients with advanced liver, breast and sarcoma cancers. Intensity managed the individual combination arms separately with each respective partner via a joint development committee. The Company also executed agreements with the Ottawa Hospital Research Institute (OHRI) and the Ontario Institute of Cancer Research (OICR) to study INT230-6 in the INVINCIBLE study, a randomized controlled neoadjuvant phase 2 study in women with early-stage breast cancer.

Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended to date. These statements include, but are not limited to, statements relating to the expected future plans, development activities, projected milestones, business activities or results. We have based these forward-looking statements on our current expectations and projections about future events, nevertheless, actual results or events could differ materially from the plans, intentions and expectations disclosed in, or implied by, the forward-looking statements we make. These risks and uncertainties, many of which are beyond our control, include: the risk that the anticipated milestones may be delayed or not occur or be changed, as well as other risks described in the section entitled "Risk Factors" in the Company’s SEC filings, which can be obtained on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management's current estimates, projections, expectations and beliefs. The Company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.

Investor Relations Contact:

Argot Partners

Jonathan Nugent

Intensity@argotpartners.com

Media Contact:

Argot Partners

David Rosen

david.rosen@argotpartners.com